Lincoln Educational Services Corporation Reports

Record Revenue and Enrollment in the Third Quarter

West Orange, New Jersey, November 5, 2008 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) reported third quarter 2008 results.

Highlights:

•	Record revenue of $100.5 million for the third quarter of 2008, an increase of 16.1% from $86.6 million for the third quarter of 2007.

•
Diluted EPS from continuing operations increased to $0.22 for the third quarter of 2008, representing an increase of 29.4% from $0.17 for the third quarter of 2007.  Diluted EPS for the third quarter of 2008 includes a $0.01 charge incurred in connection with the filing of our registration statements on Form S-3.

•	Student starts increased by 8.6% as compared to the third quarter of 2007. Student population at September 30, 2008 increased 15.1% to 22,404, from 19,463 at September 30, 2007.

•
The Company is raising its previously issued guidance.  The Company now expects revenues for 2008 to be in the range of $368 to $372 million, or an increase of approximately 12% to 13% over 2007, on an increase in annual starts of 9% to 11% over 2007 and diluted earnings per share of $0.69 to $0.71, or an increase of approximately 30% to 34% over 2007.

Comment and Outlook

“We are very pleased with our financial performance for the third quarter,” said David Carney, Lincoln’s Chairman & CEO.  “For the second consecutive quarter we have achieved record revenue and increased our operating margins while exceeding our previous guidance of expected growth in starts.  More importantly, for the first time in our history our population exceeded 22,400 students and we have entered the fourth quarter of 2008 with approximately 2,900 more students enrolled than we had at the same time last year.  We expect this momentum to continue throughout the remainder of the year.”

Mr. Carney added, “We believe the passage of the Higher Education Act has addressed to a great degree the previous uncertainty regarding how students would finance their education. The higher financial aid limits have reduced the tuition gap between the amounts available from financial aid and amounts students have to finance with other parties, including Lincoln.  Our proprietary loan program has enabled us to support our students without imposing an undue financial burden on the Company.  For the third quarter, cash from operations, including cash required to fund our loan program, reached a record of $21.6 million, which we utilized to pay off all amounts outstanding under our credit agreement.”

Mr. Carney concluded, “Our diversified program offerings, principally at the diploma and associate degree level, position us well in the event of a slowdown in the economy.  The recent approval to offer Associate and Bachelor Degrees to our automotive and skilled trade students at our Columbia, MD campus gives us a competitive advantage in the marketplace.  Furthermore, our recently announced acquisition of Briarwood College will help us expand the scope of online programs and degrees.

Continued .. . .

Briarwood College will establish Lincoln’s first regionally accredited campus and will serve as the platform for our online operations. Our goal is to provide lifelong learning to our current and former students, as well as broaden our appeal to potential new students.   We expect a strong fourth quarter and expect to begin 2009 with approximately 2,500 more students than we had in 2008, positioning us well for 2009. ”

Third Quarter 2008 Operating Performance

Revenues increased by $13.9 million, or 16.1%, to $100.5 million for the quarter ended September 30, 2008 from $86.6 million for the quarter ended September 30, 2007.  The increase in revenues for the quarter was primarily attributable to a 13.6% increase in average student population, which increased to 20,665 for the quarter ended September 30, 2008, from 18,185 for the quarter ended September 30, 2007.  Revenues were also favorably impacted by tuition increases, which averaged from 3.0% to 3.5% during the quarter and increases in tool sales and interest income collected on student loans, which increased by $0.2 million and $0.2 million, respectively, as compared to the third quarter of 2007. For the quarter ended September 30, 2008, average revenue per student increased 2.1% as compared to the third quarter of 2007, primarily due to tuition increases during the quarter, offset by a shift in student population to students enrolled in lower tuition programs.

Operating income margin for the quarter ended September 30, 2008 increased 100 basis points to 10.3% from 9.3% in the third quarter of 2007.  The improvement in operating income margin was due to in a large measure to the increase in our average student population, which enabled us to leverage our educational services and facilities expenses during the period. The additional revenues from these students contributed to the increase in operating margins.

Educational services and facilities expenses for the quarter ended September 30, 2008 were $41.6 million, representing an increase of $4.5 million, or 12.1%, as compared to $37.1 million for the quarter ended September 30, 2007. The increase in educational services and facilities expenses was due to instructional expenses and books and tool expenses, which increased by $1.8 million, or 9.8%, and $1.2 million, or 18.8%, respectively, over the same quarter in 2007, resulting from an 8.6% increase in student starts during the third quarter of 2008 as compared to the third quarter of 2007 and as a result of the overall increase in student population and higher tool sales as compared to the third quarter of 2007.  We began the third quarter of 2008 with approximately 2,400 more students than we had on July 1, 2007.   The remainder of the increase in educational services and facilities expenses was due to facilities expenses, which increased by approximately $1.5 million over the same quarter in 2007.   This increase in facilities expenses was primarily due to a $0.6 million increase in depreciation expense resulting from capital expenditures during 2007 and the first nine months of 2008.  Capital expenditures during these periods included the renovation and conversion of our former auto school in Grand Prairie, Texas to a skilled trades school, the opening of a culinary school at our Columbia, Maryland campus and the opening of our new campus, Aliante, in North Las Vegas, Nevada. The remainder of the increase in facilities expenses was primarily due to a $0.5 increase in repairs and maintenance at our campuses, and higher utility and property taxes at our campuses. As a percentage of revenues, educational services and facilities expenses for the third quarter of 2008 decreased to 41.4% from 42.8% for the third quarter of 2007.

Selling, general and administrative expenses for the quarter ended September 30, 2008 were $48.5 million, representing an increase of $7.1 million, or 17.0%, as compared to $41.4 million for the quarter ended September 30, 2007.  The increase in our selling, general and administrative expenses during the period was primarily due to a $0.5 million, or 14.0%, increase in student services, a $1.5 million, or 9.0%, increase in sales and marketing expenses and a $5.0 million, or 24.0%, increase in administrative expenses for the quarter ended September 30, 2008 as compared to the quarter ended September 30, 2007.  The increase in student services was primarily due to increases in compensation and benefit expenses, additional financial aid personnel attributed to a larger student population during the third quarter of 2008 as compared to the third quarter of 2007 as well as the incremental costs associated with our efforts to centralize the back office process with respect to financial aid.  During 2008, we began a pilot program to centralize the back office administration of our financial aid department in an effort to improve the effectiveness and timeliness of our financial aid processing.  The increase in sales and marketing expenses was due to annual compensation increases to sales representatives, the hiring of additional sales representatives and increased call center support as compared to the third quarter of 2007, coupled with increased investments in marketing to continue to grow our student population. The increase in administrative expenses was primarily due to (a) a $2.4 million increase in compensation and benefits, resulting from annual compensation increases, including increases in employee bonuses and stock compensation expense and the increased cost of benefits provided to employees; (b) a $1.7 million increase in bad debt expense; (c) $0.4 million of expenses incurred in connection with two registrations statements on Form S-3, filed with the SEC during 2008 and certain other related expenses; and (d) a $0.2 million increase in software maintenance expenses resulting from increased software licenses for our student management system. As a percentage of revenues, selling, general and administrative expenses for the third quarter of 2008 increased to 48.3% from 47.9% for the third quarter of 2007.

For the quarter ended September 30, 2008, our bad debt expense as a percentage of revenue was 6.3% as compared to 5.3% for the same quarter in 2007.  This increase was primarily attributable to higher accounts receivable due to a 16.1% increase in revenues during the third quarter of 2008 as compared to the third quarter of 2007.  The number of days sales outstanding at September 30, 2008 increased to 26.3 days compared to 22.8 days at September 30, 2007.  The increase in days sales outstanding is primarily attributable to our decision to internally finance the gap in student tuition for which students are unable to obtain third-party financing.  As of September 30, 2008, we had made loan commitments to our students of $22.3 million as compared to $20.1 million and $15.7 million at June 30, 2008 and December 31, 2007, respectively.  Loan commitments, net of interest that would be due on the loans through maturity, were $15.4 million at September 30, 2008 as compared to $13.7 million and $10.8 million at June 30, 2008 and December 31, 2007, respectively.

Income from continuing operations for the quarter ended September 30, 2008 was $5.7 million, or $0.22 per diluted share, compared to income from continuing operations of $4.4 million, or $0.17 per diluted share for the third quarter of 2007.

Balance Sheet

At September 30, 2008, the Company had $6.1 million in cash, compared to $3.5 million at December 31, 2007.  We had no borrowings outstanding under our credit facility at September 30, 2008 as compared to $5.0 million at December 31, 2007 and $21.5 million at June 30, 2007.

On April 1, 2008, the Company’s Board of Directors approved the repurchase of up to 1,000,000 shares of our common stock.  During the second quarter of 2008, the Company repurchased 600,000 shares of our common stock at an average price of $10.63 per share for approximately $6.4 million.   No shares were repurchased during the third quarter of 2008.

At September 30, 2008, stockholders’ equity was $165.4 million, compared to $162.5 million at December 31, 2007, with the change resulting from net income for the period offset by the purchase of 600,000 shares of our common stock during the second quarter of 2008.

Student Metrics

	Three Months Ended
	September 30,
	2008	2007	Growth

Student starts	10,564	9,725	8.6%
Average population	20,665	18,185	13.6%
End of period population	22,404	19,463	15.1%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 888-396-2384 (domestic) or 617-847-8711 (international) and citing code 82848176. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 63003120.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 35 campuses in 17 states under five brands: Lincoln Technical Institute, Lincoln College of Technology, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences.  Lincoln had a combined average enrollment of approximately 20,665 students for the quarter ended September 30, 2008.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2008	2007	2008	2007

REVENUES	$100,481	$86,566	$269,584	$237,480
COSTS AND EXPENSES:
Educational services and facilities	41,554	37,053	114,109	104,540
Selling, general and administrative	48,485	41,434	141,058	124,075
Loss (gain)on disposal of assets	51	-	91	(15)
Total costs and expenses	90,090	78,487	255,258	228,600
OPERATING INCOME	10,391	8,079	14,326	8,880
OTHER:
Other income	-	26	-	26
Interest income	33	66	96	149
Interest expense	(579)	(686)	(1,665)	(1,840)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	9,845	7,485	12,757	7,215
PROVISION FOR INCOME TAXES	4,139	3,115	5,326	3,008
INCOME FROM CONTINUING OPERATIONS	5,706	4,370	7,431	4,207
Loss from discontinued operations, net of income tax	-	(2,331)	-	(5,487)
NET INCOME (LOSS)	$5,706	$2,039	$7,431	$(1,280)

Earnings per share - Basic -
Earnings per share from continuing operations	$0.23	$0.17	$0.29	$0.17
Loss per share from discontinued operations	-	(0.09)	-	(0.22)
Net income (loss) per share	$0.23	$(0.08)	$0.29	$(0.05)

Earnings per share – Diluted -
Earnings per share from continuing operations	$0.22	$0.17	$0.29	$0.16
Loss per share from discontinued operations	-	(0.09)	-	(0.21)
Net income (loss) per share	$0.22	$0.08	$0.29	$(0.05)

Weighted average number of common shares outstanding:
Basic	25,088	25,503	25,362	25,482
Diluted	25,810	26,050	26,039	26,029

Other data:

EBITDA (1)	$14,832	$11,919	$27,703	$20,010
Depreciation and amortization from continuing operations	4,441	3,814	13,377	11,104
Cash flows provided by operating activities	21,646	19,245	30,003	8,950
Capital expenditures	3,359	5,952	15,919	16,391
Number of campuses	35	34	35	34
Average enrollment	20,665	18,185	19,221	17,192
Stock based compensation	600	373	1,771	1,123

Selected Consolidated Balance Sheet Data:	September 30,

(In thousands)	2008

Cash	$6,145

Current assets	43,115

Working capital/(deficit)	(22,892)

Total assets	248,348

Current liabilities	66,007

Long-term debt and lease obligations, including current portion	10,222

Total stockholders’ equity	$165,384

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2008	2007	2008	2007

Income from continuing operations	$5,706	$4,370	$7,431	$4,207
Interest expense, net	546	620	1,569	1,691
Provision for income taxes	4,139	3,115	5,326	3,008
Depreciation and amortization	4,441	3,814	13,377	11,104
EBITDA	$14,832	$11,919	$27,703	$20,010